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                                                                    Exhibit 99.1



WIND RIVER SYSTEMS AND NETWORK
COMPUTER INC. ANNOUNCE
STRATEGIC RELATIONSHIP TO ADVANCE
EMBEDDED TECHNOLOGY

Partnership to Provide Graphical User Interface Technology to Embedded Devices

ALAMEDA, Calif.--(BUSINESS WIRE)--Jan. 8, 1998--

Wind River Systems, Inc. (NASDAQ: WIND) and Network Computer, Inc. today announced the signing of a technology partnership.

As a major component of this relationship, Wind River has acquired the rights to comprehensive graphics technology developed by NCI and the Navio engineering organization merged with NCI in August, 1997. Under terms of this agreement, Wind River will recognize a one time charge of approximately $10 million related to certain direct and indirect acquisition costs and related expenses in the fourth quarter of fiscal 1998.

"Combining the resources and vision of Wind River and NCI's technology will provide the embedded development community a comprehensive solution for bringing robust graphics to a full range of interactive embedded applications -- from stand alone devices with low resolution LCD displays to networked information applications with the most sophisticated embedded graphics requirements," commented Ron Abelmann, chief executive officer and president of Wind River Systems.

"In July 1997, Wind River participated in a highly successful convertible debenture offering which enhanced the company's cash position by approximately $140 million. It was stated at that time that a major use would be to acquire companies and technologies which are strategic to the company's continued success. This partnership represents precisely the type of opportunity that we wanted to be financially able to afford," continued Abelmann. "Our fourth quarter business remains robust and, excluding this charge, we expect our revenues and operating profits for the quarter to continue the fine performance that we have experienced over the past 15 quarters."

Additional details regarding the transaction and how NCI and Wind River will deliver embedded technology will be disclosed over the next few weeks.

WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc., and ISO-based 9001 registered company, is the leading provider of integrated software development tools for real-time embedded applications in the Internet, telecommunications, data communications, office automation, networking, computer peripherals, medical, automotive, industrial, aerospace and multimedia markets. Through the industry's most comprehensive product line and customer support, Wind River enables customers to develop and reuse application

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software across a variety of products and platforms, shortening development cycles and improving time-to-market. Incorporated in 1983, Wind River is headquartered in Alameda, California. Wind River reported revenues of $64 million in fiscal year 1997, a 45% increase from fiscal year 1996.

NETWORK COMPUTER, INC.
Network Computer, Inc. (NCI) is a software innovator with a mission to deliver affordable and easy to use products that tap the power of the global Internet. Formed in 1996, NCI is an affiliate of Oracle Corp. and offers its network computer software and services to corporations, homes and communities. NCI is based in Redwood Shores, California, and can be reached at 650/631-4600. NCI's Web site is http://www.nc.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including but not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, and other risks detailed in the company's most recent SEC Form 10-K.

Wind River Systems and the Wind River Systems logo are registered trademarks of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.